Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Chesapeake Corporation, and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS THEREOF, the undersigned hereby execute this Agreement this 03 day of September, 2008.

/s/ JW. Dziallas
Joachim W. Dziallas

Edelmann GmbH & Co. KG

/s/ JW. Dziallas
by Edelmann Verwaltung GmbH
General Partner
by Joachim W. Dziallas
Managing Director